LETTER OF UNDERSTANDING

                          JACOBS, FORLIZZO & NEAL, P.A.
                                Attorneys At Law

A.R. "Charlie" Neal                         Please Reply to Feather Sound

VIA FACSIMILE AND REGULAR MAIL

January 31, 1997

Chris Brogdon
6000 Lake Forrest Dr.
Suite 200
Atlanta, GA  30328

  Re:  NewCare Health Corporation

Dear Chris:

     I am writing at the request of Ashok Dalal, interim CEO of NewCare Health Corporation, to outline some of our conclusions with respect to the discussions that have occurred over the past several weeks. All of the matters discussed herein are subject to approval by the NewCare Board of Directors.

     Mr. Dalal intends to make the following proposals to the NewCare Board of Directors.

     1. NewCare will accept your offer to purchase the shares owned by Robert W. Bell, Sr. and other members of his family. In connection with his resignation as chief executive officer of NewCare, Mr. Bell agreed to sell not less than 400,000 shares of his common stock to NewCare or its assigns at a price of $1.20 per share. Mr. Bell has elected to sell 869,978 shares. NewCare will cause the shares to be delivered to an independent party to hold in trust until such time as NewCare has been fully reimbursed for payments advanced by it to pay for all such shares. At that time, the transfer agent will be directed to issue share certificates to such individuals and in such denominations as you request.

     Such purchase and sale will occur during the week ending February 7, 1997.

     2. NewCare is currently involved in litigation with a current director. Discussions regarding settlement of the lawsuit are actively ongoing. One condition expected to be included in any final settlement is the sale by such person of not less than 1,200,000 shares of NewCare common stock to NewCare or its assigns at a price of $1.50 per share. Our current objective is to close this transaction during the second week of February. NewCare's right to purchase such shares would be assigned to you at that time. Because your purchase of such shares is an integral aspect of the settlement of the lawsuit, we will require that cash in or promissory notes, or some combination thereof, in the amount of the purchase price of such shares be held in escrow by an unrelated party reasonably acceptable to both you and NewCare.

     3. You and any such individuals that you select will become actively involved in the day-to-day management of NewCare after deal signed with Sunhealth. You and Harlan Mathews will be appointed to serve as directors of NewCare until its next shareholder meeting, at which time you will be proposed for election in the proxy statement accompanying such shareholder meeting. It is anticipated that such newly elected board will appoint you as chief executive officer of NewCare. In consideration for your undertaking to actively manage NewCare, NewCare will grant you options to purchase 1,500,000 shares of common stock at a purchase price determined by the average of the closing price of NewCare's stock for the week ended January 31, 1997.

     4. In your capacity as chief executive officer of NewCare, you will agree to aggressively promote the growth of NewCare. In the event that the per share stock price of NewCare does not reach an average price of at least $5.00 for the twelve month period unexercised options will be canceled.

     If the preceding is a correct statement of our mutual understanding, please execute this letter where indicated and return to me via fax and regular mail.

Very truly yours,

JACOBS, FORLIZZO & NEAL, P.A.

A.R. "Charlie" Neal


Accepted and Agreed to by:

/s/ Chris Brogdon
Chris Brogdon